Exhibit 10.1

FIRST AMENDMENT
TO
Revolving Line of Credit Facility Agreement

This First Amendment to Revolving Line of Credit Facility Agreement (this "Amendment") is entered into this 24th day of February, 2016, and amends that certain Revolving Line of Credit Facility Agreement (the "Credit Facility") dated May 13, 2015 by and between Providence Energy Operators, LLC, as "Lender", and PetroShare Corp., as "Borrower".

WHEREAS, the Lender and Borrower entered into the Credit Facility, which provided for, among other things, the ability of Borrower to borrow from Lender up to Five Million Dollars ($5.0 MM) at a simple interest rate of 8.0% per annum with a maturity date of June 1, 2017 (the "Maturity Date").

WHEREAS, Lender and Borrow desire to extend the Maturity Date to June 1, 2018, with all other terms and conditions stated in the Credit Facility remaining the same and without change.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged by the parties hereto, the Lender and Borrower agree to amend the Credit Facility as follows:

The Maturity Date, as set forth in the above-referenced Credit Facility shall be, and hereby is, amended and extended to June 1, 2018.  All other terms and conditions contained in the Credit Facility shall remain the same, unless amended in writing signed by the parties.

Executed as of the date first above written.

Borrower: PetroShare Corp.		Lender: Providence Energy Operators, LLC
By:	/s/ Stephen J. Foley	By:	/s/ Jim Sinclair
Name: Title:	Stephen J. Foley CEO	Name: Title:	Jim Sinclair COO